                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       of

                              THE NORTH FACE, INC.


          The North Face, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

          FIRST:    The name of the corporation is The North Face, Inc.
(the "Corporation"). The name under which the Corporation was originally incorporated was TNF Holdings Company, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 16, 1994; a Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 6, 1994; a Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 7, 1994; a Certificate of Amendment thereto was filed with the Secretary of State of the State of Delaware on June 8, 1994, changing the Corporation's name to The North Face, Inc.; and a Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 26, 1996.

          SECOND:   The Amended and Restated Certificate of Incorporation of the
Corporation set forth below has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the "General Corporation Law") by the directors and stockholders of the Corporation, and prompt written notice was duly given pursuant to Section 228 of the General Corporation Law to those stockholders who did not approve the Amended and Restated Certificate of Incorporation, as so amended, by written consent.

          THIRD: This Amended and Restated Certificate of Incorporation restates, integrates and amends the provisions of the Corporation's Restated Certificate of Incorporation, as follows:

          1.   NAME.  The name of the Corporation is The North Face, Inc.

          2. ADDRESS; REGISTERED OFFICE AND AGENT. The address of the Corporation's registered office is 1013 Centre Road, City of Wilmington, County of New Castle, State of Delaware 19805; and its registered agent at such address is Corporation Service Company.

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                                                                               2


          3. PURPOSES. The purpose of the Corporation is to engage in, carry on and conduct any lawful act or activity for which corporations may be organized under the General Corporation Law.

          4.   CAPITAL STOCK.

               4.1 NUMBER OF SHARES. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is fifty-four million (54,000,000), of which fifty million (50,000,000) shall be shares of common stock of the par value of one-fourth of one penny ($0.0025) per share (the "Common Stock") and four million (4,000,000) of which shall be shares of preferred stock of the par value of one dollar ($1.00) per share (the "Preferred Stock").

               4.2 DESIGNATION OF CLASSES; RELATIVE RIGHTS, ETC. The designation, relative rights, preferences and limitations of the shares of each class are as follows:

                    4.2.1 The shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with distinctive serial designations, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such shares of Preferred Stock from time to time adopted by the Board of Directors (the "Board") pursuant to authority so to do which is hereby vested in the Board. Each series of shares of Preferred Stock (a) may have such voting powers, full or limited, or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (e) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of shares of the Corporation at such price or prices or at such rates of exchange and with such adjustments; (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts; (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation and (h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions

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                                                                               3


thereof; all as shall be stated in said resolution or resolutions providing for the issue of such shares of Preferred Stock. Any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such series of Preferred Stock may be made dependent upon facts ascertainable outside of the resolution or resolutions providing for the issue of such Preferred Stock adopted by the Board pursuant to the authority vested in it by this Section 4.2.1, provided that the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such series of Preferred Stock is clearly and expressly set forth in the resolution or resolutions providing for the issue of such Preferred Stock. The term "facts" as used in the next preceding sentence shall have the meaning given to it in section 151(a) of the General Corporation Law. Shares of Preferred Stock of any series that have been redeemed (whether through the operation of a sinking fund or otherwise) or that if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board or as part of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board providing for the issue of any series of shares of Preferred Stock.

                    4.2.2 Subject to the provisions of any applicable law or of the By-laws of the Corporation, as from time to time amended (the "By-laws), with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote and except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, the holders of outstanding shares of Common Stock shall exclusively possess voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his or her name on the books of the Corporation. Except as other provided by the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock of any and all series, to receive such dividends as may be declared from time to time by the Board. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of shares of Preferred Stock of the full amount to which they shall be entitled pursuant to the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock of any and all series, to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders.

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                                                                               4


                    4.2.3 Subject to the provisions of this Certificate of Incorporation and except as otherwise provided by law, the stock of the Corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board may from time to time determine.

               4.3 POWERS, PREFERENCES AND RIGHTS. The powers, preferences and rights of the Series A Preferred Stock and the Common Stock and the qualifications, limitations and restrictions thereof are as follows (capitalized terms used herein and not otherwise defined shall have the meanings set forth in
Section 4.3(c)):

               (a)  SERIES A PREFERRED STOCK.

                    (i) RANKING. The Series A Preferred Stock shall, with respect to dividend right and rights on liquidation, dissolution or winding up, rank senior to the Common Stock and any other series or class of the Corporation's preferred or common stock, now or hereafter authorized.

                    (ii)      DIVIDENDS AND DISTRIBUTIONS.

                              (A)  DIVIDENDS.  The holders of shares of Series A
     Preferred Stock shall be entitled to receive, as and when declared by the Board of Directors, out of funds legally available therefor ("LEGALLY AVAILABLE FUNDS"), dividends at an annual rate equal to 10% of the aggregate Liquidation Preference of the then outstanding shares of Preferred Stock, calculated on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be paid quarterly in arrears on the Dividend Payment Date commencing June 30, 1994 in the manner provided in
     Section 4.3(a)(ii)(C).

                              (B)  ACCRUED DIVIDENDS; RECORD DATE.  Dividends
     payable pursuant to Section 4.3(a)(ii)(A) shall begin to accrue and be cumulative from the Issue Date, and shall begin to accrue on a daily basis, in each case whether or not earned or declared. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of the dividends payable pursuant to Section 4.3(a)(ii)(A), which record date shall not be more than 60 days prior to the dividend Payment Date.

                              (C)  PAYMENT.  All dividends on Series A Preferred
     Stock shall be payable at the option of the Corporation, either in cash, subject to Section 4.3(a)(ii) (G), or by issuing additional fully paid and nonassessable shares of Series A Preferred Stock at the rate of one share for each $6.33681 of such dividend payable. The issuance of shares of Series A Preferred Stock shall constitute full payment of such dividend and all such

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                                                                               5


shares which may be issued in payment of such dividend shall upon issuance be duly authorized, validly issued, fully paid and nonassessable.

                              (D)  RESERVATION OF SHARES.  The Corporation shall
     reserve and keep available out of its authorized and unissued shares of Series A Preferred Stock solely for the purposes of paying dividends on shares of Series A Preferred Stock pursuant to subparagraph (c) above, such number of shares of Series A Preferred Stock as shall from time to time be sufficient for such purpose, including immediately following the initial issuance of shares of Series A Preferred Stock) at least the number of additional shares of Series A Preferred Stock that would be required to enable the Corporation to issue shares of Series A Preferred Stock to pay all dividends that will accrue on the Series A Preferred Stock through the seventh anniversary of the initial issuance. The Board of Directors shall, from time to time, if necessary, propose to the stockholders of the Corporation, amendments to this Amended and Restated Certificate of Incorporation to increase the Corporation's authorized capital stock and take such other actions as may be necessary to permit the issuance from time to time of shares of Series A Preferred Stock upon the declaration of any dividend payable in shares of Series A Preferred Stock.

                              (E)  FRACTIONAL SHARES.  Fractional shares of
     Series A Preferred Stock shall be issued to the extent necessary to make dividend payments in shares of Series A Preferred Stock. Each fractional shares of Series A Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Series A Preferred Stock and all of such dividends with respect to such outstanding fractional shares of Series A Preferred Stock shall be fully cumulative and shall accrued (whether or not earned or declared) and shall be payable in the same manner and at such times as provided for in this Section 4.3(a)(ii) with respect to dividends on each outstanding share of Series A Preferred Stock.

                              (F)  DIVIDENDS PRO RATA.  All dividends paid with
     respect to shares of Series A Preferred Stock pursuant to this
     Section 4.3(a)(ii) shall be paid pro rata to the holders entitled thereto. In the event that the Legally Available Funds shall be insufficient for the payment of the entire amount of cash dividends payable at any Dividend Payment Date, subject to Section 4.3(a)(ii)(G), such funds shall be allocated for the payment of dividends with respect to the shares of Series A Preferred Stock pro rata based upon the Liquidation Preference of the outstanding shares.

                              (G)  CERTAIN RESTRICTIONS.

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                                                                               6


                                   (1)  Notwithstanding the foregoing provisions
     of this Section 4.3(a)(ii), cash dividends on the Series A Preferred Stock may not be declared, paid or set apart for payment if (a) the Corporation is not solvent or would be rendered insolvent thereby or (b) at such time the terms and provisions of any law or agreement of the Corporation, including any agreement relating to its indebtedness, specifically prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a violation or breach thereof or a default thereunder.

                                   (2)  If the dividends payable on shares of
     Series A Preferred Stock are not paid in full in cash, then until all such dividends shall have been paid in full in cash, the Corporation shall not declare or pay cash dividends on, or redeem, purchase or otherwise acquire for consideration, any shares of Common Stock or other shares of Junior Stock, except with the prior written consent of holders of sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of Series A Preferred Stock.

                                   (3)  The Corporation shall not permit any
     Subsidiary of the Corporation, or cause any other Person, to make any distribution with respect to, or purchase or otherwise acquire for consideration, any shares of capital stock of the Corporation unless the Corporation could, pursuant to subsection (2) of this
     Section 4.3(a)(ii)(G), make such distribution or purchase or otherwise acquire such shares at such time and in such manner.

                    (iii) VOTING RIGHTS. In addition to any voting rights provided by law, shares of Series A Preferred Stock shall have the following voting rights:

                              (A)  Except as otherwise required by applicable
     law and without limiting the provisions of Section 4.3(a)(iii)(B), each share of Series A Preferred Stock shall entitle the holder thereof to vote, in person or by proxy, at each special and annual meeting of stockholders, on all matters voted on by holders of Common Stock, voting together as a single class with the holders of the Common Stock and with holders of all other shares entitled to vote thereon. With respect to any such vote, each share of Series A Preferred Stock shall entitle the holder thereof to cast that number of votes per share as is equal to the number of votes that such holder would be entitled to cast assuming that such shares of Series A Preferred Stock had been converted, on the record date for determining the stockholders of the Corporation eligible to vote on any such matters, into the maximum number of shares of Common Stock into which such shares of Series A Preferred Stock are then convertible as provided in
     Section 4.3(a)(vi).

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                                                                               7


                              (B)  Unless the consent or approval of a greater
     number of shares shall then be required by law, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of Series A Preferred Stock in person or by proxy, at each special and annual meeting of stockholders called for the purpose, or by written consent, shall be necessary to (1) authorize, increase the authorized number of shares of or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any shares of any class or classes of Senior Stock or Parity Stock or any additional shares of Series A Preferred Stock (other than shares of Series A Preferred Stock issued in payment of dividends as provided in Section 4.3(a)(ii)), (2) authorize, adopt or approve each amendment to this Amended and Restated Certificate of Incorporation that would increase or decrease the par value of the shares of Series A Preferred Stock, alter or change the powers, preferences or rights of any other capital stock of the Corporation if after such alteration or change such capital stock would be Senior Stock or Parity Stock, (3) amend, alter or repeal this Amended and Restated Certificate of Incorporation so as to affect the shares of Series A Preferred Stock adversely, including, without limitation, by granting any voting right to any holder of notes, bonds, debentures or other debt obligations of the Corporation, or (4) authorize or issue any security convertible into, exchangeable for or evidencing the right to purchase or otherwise receive any shares of any class or classes of Senior Stock or Parity Stock.

                    (iv) REDEMPTION. The Corporation shall not have any right or obligation to redeem any shares of Series A Preferred Stock.

                    (v)       LIQUIDATION, DISSOLUTION OR WINDING UP.

                              (A)  In the event of any liquidation, dissolution
     or winding up of the Corporation, either voluntary or involuntary, before any distribution or payment to holders of Junior Stock, the holders of shares of Series A Preferred Stock shall be entitled to be paid an amount equal to the Liquidation Preference, plus an amount equal to all accrued and unpaid dividends, if any, with respect to each share of Series A Preferred Stock.

                              (B)  If, upon any liquidation, dissolution or
     winding up of the Corporation, the assets of the Corporation available for distribution to the holders of Series A Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all the assets available for distribution to holders of the Series A Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

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                                                                               8


                              (C)  Neither the consolidation or merger of the
     Corporation with or into any other Person nor the sale or other distribution to another Person of all or substantially all the assets, property or business of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 4.3(a)(v).

                    (vi)      CONVERSION.

                              (A)  STOCKHOLDERS' RIGHT TO CONVERT.  Each share
     of Series A Preferred Stock shall be convertible, at the option of the holder thereof, into fully paid and nonassessable shares of Common Stock at the Conversion Price.

                              (B)  NUMBER OF SHARES OF COMMON STOCK ISSUABLE
     UPON CONVERSION. The number of shares of Common Stock to be issued upon conversion of shares of Series A Preferred Stock pursuant to Section 4.3(a)(vi)(A) shall be equal to the product of (X) and (Y), where (X) is a fraction, the numerator of which is the Liquidation Preference and the denominator of which is the Conversion Price and (Y) is the number of shares of Series A Preferred Stock to be converted.

                              (C)  ANTIDILUTION ADJUSTMENTS.  The Conversion
     Price shall be adjusted from time to time in certain cases as follows:

                                   (1)  DIVIDEND; SUBDIVISION; COMBINATION OR
     RECLASSIFICATION OF COMMON STOCK. If the Corporation shall, at any time or from time to time, (a) declare a dividend on the Common Stock payable in shares of its capital stock including Common Stock, (b) subdivide the outstanding Common Stock, (c) combine the outstanding Common Stock into a smaller number of shares, or (d) issue any shares of its capital stock in a reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation), then in each such case, the Conversion Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification shall be adjusted to that price which will permit the number of shares of Common Stock into which Series A Preferred Stock may be converted to be increased or reduced in the same proportion as the number of shares of Common Stock are increased or reduced in connection with such dividend, subdivision, combination or reclassification. Any such adjustment shall become effective immediately after the record date of such dividend or the effective date of such subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur. If a dividend is declared and such dividend is

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                                                                               9


     not paid, the Conversion Price shall be adjusted to the Conversion Price in effect immediately prior to the record date of such dividend.

                                   (2)  ISSUANCE OF RIGHTS TO PURCHASE COMMON
     STOCK BELOW CURRENT MARKET PRICE OF DILUTION PRICE. If the Corporation shall, at any time or from time to time, fix a record date for the issuance of rights or warrants to all holders of its Common Stock entitling them (for a period expiring with 45 calendar days after such record date) to subscribe for or purchase shares of Common Stock or securities convertible into Common Stock at a price per share of Common Stock, or having a conversion price per share of Common Stock, if a security is convertible into Common Stock (determined in each such case by dividing (X) the total consideration payable to the Corporation upon exercise, conversion or exchange of such rights, warrants or other securities convertible into Common Stock by (Y) the total number of shares of Common Stock covered by such rights, warrants or other securities convertible into Common Stock) lower than either the Current Market Price per share of Common Stock on such record date (or, if an ex-dividend date has been established for such record date, on the day next preceding such ex-dividend date) or the Dilution Price, then the Conversion Price shall be reduced to the price determined by multiplying the Conversion Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so to be offered (or the aggregate initial Conversion Price of the convertible securities so to be offered) would purchase at the Applicable Price, and the denominator of which shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible). In case such price for subscription or purchase may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be determined in good faith by the Board of Directors. Any such adjustment shall become effective immediately after the record date for such rights or warrants. Such adjustment shall be made successively when such a record date is fixed. If such rights or warrants are not issued to the holders of Common Stock, the Conversion Price shall be adjusted to the Conversion Price in effect immediately prior to such record date.

                                   (3)  CERTAIN DISTRIBUTIONS.  If the
     Corporation shall fix a record date for the distribution to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation) of evidences of indebtedness, assets or other property (other than regularly scheduled cash

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                                                                              10


     dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends payable in capital stock for which adjustment is made under Section 4.3(a)(vi)(C)(1)) or subscription rights or warrants (excluding those referred to in Section 4.3(a)(vi)(C)(2)), then the Conversion Price shall be reduced to the price determined by multiplying the Conversion Price in effect immediately prior to such record date by a fraction (which shall in no event be less than zero), the numerator of which shall be the Current Market Price per share of Common Stock on such record date (or, if an ex-dividend date has been established for such record date, on the next day preceding such ex-dividend date), less the fair market value (as determined in good faith by the Board of Directors) of the portion of the assets, evidences of indebtedness, other property, subscription rights or warrants so to be distributed applicable to one share of Common Stock and the denominator of which shall be such Current Market Price per share on Common Stock. Such adjustment shall be made successively whenever such a record date is fixed. Any such adjustment shall become effective immediately after the record date for such distribution. In the event that such distribution is not so made, the Conversion Price shall be adjusted to be the Conversion Price in effect immediately prior to such record date.

                                   (4)  ISSUANCE OF COMMON STOCK BELOW CURRENT
     MARKET PRICE OR DILUTION PRICE. If the Corporation shall, at any time or from time to time, directly or indirectly, sell or issue shares of Common Stock (regardless of whether originally issued or from the Corporation's treasury), or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock (excluding shares issued (a) in any of the transactions described in Section 4.3(a)(vi)(C)(1), (2) or (3), (b) issued on June 7, 1994, or upon the exercise or conversion of options, warrants or any other securities convertible into or exchangeable for shares of Common Stock outstanding on June 7, 1994 and (c) to the Corporation's employees under bona-fide employee benefit plans approved or adopted by the Corporation's Board of Directors, if such shares would otherwise be included in this
     Section 4.3(a)(vi)(C)(4)) at a price per share of Common Stock (determined, in the case of rights, options, warrants or convertible or exchangeable securities, by dividing (X) the total consideration received or receivable by the Corporation in consideration of the sale or issuance of such rights, options, warrants or convertible or exchangeable securities, plus the total consideration payable to the Corporation upon exercise or conversion or exchange thereof, by (Y) the total number of shares of Common Stock covered by such rights, options, warrants or convertible or exchangeable securities) lower than either the Current Market Price per share of Common Stock or the Dilution Price immediately prior to such sale or issuance, then the Conversion Price shall be reduced to a price determined by multiplying

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                                                                              11


     the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such sale or issuance plus the number of shares of Common Stock which the aggregate consideration received (determined as provided below) for such sale or issuance would purchase at the Applicable Price and the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such sale or issuance. Such adjustment shall be made successively whenever such sale or issuance is made. For the purposes of such adjustments, the shares of Common Stock which the holder of any such rights, options, warrants, or convertible or exchangeable securities shall be entitled to subscribe for or purchase shall be deemed to be issued and outstanding as of the date of such sale or issuance and the consideration "received" by the Corporation therefor shall be deemed to be the consideration actually received or receivable by the Corporation (plus any underwriting discounts or commissions in connection therewith) for such rights, options, warrants or convertible or exchangeable securities, plus the consideration stated in such rights, options, warrants or convertible or exchangeable securities to be payable to the Corporation for the shares of Common Stock covered thereby. If the Corporation shall sell or issue shares of Common Stock for a consideration consisting, in whole or in part, of property other than cash or its equivalent, then in determining the "price per share of Common Stock" and the "consideration" received or receivable by or payable to the Corporation for purposes of the first sentence and the immediately preceding sentence of this Section 4.3(a)(vi)(C)(4), the fair value of such property shall be determined in good faith by the Board of Directors. The determination of whether any adjustment is required under this Section 4.3(a)(vi)(C)(4), by reason of the sale and issuance of rights, options, warrants or convertible or exchangeable securities and the amount of such adjustment, if any, shall be made only at the time of such issuance or sale and not at the subsequent time of issuance or sale of Common Stock upon the exercise of such rights to subscribe or purchase.

                                   (5)  DE MINIMIS ADJUSTMENT.  No adjustment of
     the Conversion Price shall be made if the amount of such adjustment would result in a change in the Conversion Price per share of less than $.02, but in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, which together with any adjustment so carried forward, would result in a change in the Conversion Price in excess of $.05 per share. If the Corporation shall, at any time or from time to time, issue Common Stock by way of dividends on any stock of the Corporation or subdivide or combine the outstanding shares of the Common Stock, such amounts of $.02 and $.05 (as theretofore increased or decreased, if

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                                                                              12


     such amounts shall have been adjusted in accordance with the provisions of this clause) shall forthwith be proportionately increased in the case of a combination or decreased in the case of a subdivision or stock dividend so as appropriately to reflect the same. Notwithstanding the provisions of the first sentence of this Section 4.3(a)(vi)(C)(5), any adjustment postponed pursuant to this Section 4.3(a)(vi)(C)(5) shall be made no later than the earlier of (a) three years from the date of the transaction that would, but for the provisions of the first sentence of this Section 4.3(a)(vi)(C)(5), have required such adjustment and (b) the date of any conversion of shares of Series A Preferred Stock into shares of Common stock.

                                   (6)  FRACTIONAL SHARES.  Notwithstanding any
     other provision of this Amended and Restated Certificate of Incorporation, the Corporation shall not be required to issue fractions of shares upon conversion of any shares of Series A Preferred Stock or to distribute certificates which evidence fractional shares. In lieu of fractional shares, the Corporation may pay therefor, at the time of conversion of shares of Series A Preferred Stock as herein provided, an amount in cash equal to such fraction multiplied by the greater of the Current Market Price of a share of Common Stock on such date and the Dilution Price.

                              (D)  REORGANIZATION, RECLASSIFICATION AND MERGER
     ADJUSTMENT. If there occurs any capital reorganization or any reclassification of the Common Stock of the Corporation, the consolidation or merger of the Corporation with or into another Person (other than a merger or consolidation of the Corporation in which the Corporation is the continuing Corporation and which does not result in any reclassification or change of outstanding shares of its Common Stock) or the sale or conveyance of all substantially all of the assets of the Corporation to another Person, then each share of Series A Preferred Stock shall thereafter be convertible into the same kind and amounts of securities (including shares of stock) or other assets, or both, which were issuable or distributable to the holders of outstanding Common Stock of the Corporation upon such reorganization, reclassification, consolidation, merger, sale or conveyance, in respect of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification, consolidation, merger, sale or conveyance; and, in any such case, appropriate adjustments (as determined in good faith by the Board of Directors of the Corporation) shall be made to assure that the provisions set forth herein (including provisions with respect to changes in, and other adjustments of, the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or other assets thereafter deliverable upon the conversion of the Series A Preferred Stock.

                              (E)  MECHANICS OF CONVERSION.  The option to
     convert shall be exercised by surrendering for such purpose to the Corporation, at any place where the Corporation shall maintain a transfer agent for its Common Stock, certificates representing the shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer, and at the time of such surrender, the Person in whose name any certificate for shares of Common Stock shall be issuable upon such conversion shall be deemed to be the holder of record of such shares of Common Stock on such date, notwithstanding that the share register of the Corporation shall then be closed or that the certificates representing such Common Stock shall not then be actually delivered in person.

                              (F)  CERTIFICATE AS TO ADJUSTMENTS.  Whenever the
     Conversion Price or the securities or other property deliverable upon the conversion of the Series A Preferred Stock shall be adjusted pursuant to the provisions hereof, the Corporation shall promptly give written notice thereof to each holder of shares of Series A Preferred Stock at such holder's address as it appears on the transfer books of the Corporation and shall forthwith file, at its principal executive office and with any transfer agent or agents for the Series A Preferred Stock and the Common Stock, a certificate, signed by the Chairman of the Board, President or one of the Vice Presidents of the Corporation, and by its Chief Financial Officer, its Treasurer or one of its Assistant Treasurers, stating the adjusted Conversion Price and the securities or other property deliverable per share of Series A Preferred Stock calculated to the nearest cent or to the nearest one one-hundredth of a share and setting forth in reasonable detail the method of calculation and the facts requiring such adjustment and upon which such calculation is based. Each adjustment shall remain in effect until a subsequent adjustment hereunder is required.

                              (G)  RESERVATION OF COMMON STOCK.  The Corporation
     shall at all times reserve and keep available for issuance upon the conversion of the shares of Series A Preferred Stock the maximum number of its authorized but unissued shares of Common Stock as is reasonably anticipated to be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Preferred Stock.

                              (H)  NO CONVERSION CHARGE OR TAX.  The issuance
     and delivery of certificates for shares of Common Stock upon the conversion of shares of Series A Preferred Stock shall be made without charge to the holder of shares of Series A Preferred Stock for any issuance or transfer tax, or other incidental expense in respect of the issuance or delivery of such certificates or the securities represented thereby, all of which taxes and expenses shall be paid by the Corporation.

                    (vii) NOTICE OF CERTAIN EVENTS. In case the Corporation shall propose at any time or from time to time (A) to declare or pay any dividend payable in stock of any class to the holders of Common Stock or to make any other distribution to the holders of Common Stock (other than a regularly scheduled cash dividend), (B) to offer to the holders of Common Stock rights or warrants to subscribe for or to purchase any additional shares of Common Stock or shares of stock of any class or any other securities, rights or options, (C) to effect any reclassification of its Common Stock (D) to effect any consolidation, merger or sale, transfer or other disposition of all or substantially all of the property, assets or business of the Corporation which would, if consummated, adjust the Conversion Price or the securities issuable upon conversion of shares of Series A Preferred Stock, or (E) to effect the liquidation, dissolution or winding up of the Corporation, then, in each such case, the Corporation shall mail to each holder of shares of Series A Preferred Stock, at such holder's address as it appears on the transfer books of the Corporation, a written notice of such proposed action, which shall specify (1) the date on which a record is to be taken for the purpose of such dividend or distribution of rights or warrants or, if a record is not to be taken, the date as of which the holders of shares of Common Stock of record to be entitled to such dividend or distribution of rights or warrants are to be determined, or (2) the date on which such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up is expected to become effective, and such notice shall be so given as promptly as possible but in any event at least ten (10) Business Days prior to the applicable record, determination or effective date, specified in such notice.

                    (viii) CERTAIN REMEDIES. Any registered holder of shares of Series A Preferred Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Amended and Restated Certificate of Incorporation and to enforce specifically the terms and provisions of this Amended and Restated Certificate of Incorporation in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

               (b) COMMON STOCK. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters on which stockholders generally are entitled to vote and to all other rights, power sand privileges of stockholders under Delaware law. Upon the dissolution, liquidation or winding up of the Corporation, after any preferential amounts to be distributed to the holders of the Preferred Stock and any other class or series of stock having a preference over the Common Stock then outstanding have been paid or declared and funds sufficient for the payment thereof in full set apart for payment, the holders of the Common Stock shall be entitled to receive pro rata all the remaining assets of the Corporation available for distribution to its stockholders.

               (c) DEFINITIONS. For the purposes of this Amended and Restated Certificate of Incorporation, the following terms shall have the meanings indicated.

          "APPLICABLE PRICE" shall mean the highest of (i) the Current Market Price per share of Common Stock on the applicable record or other relevant date and (ii) the Dilution Price.

          "APPLICABLE RATE" shall mean .39960934.

          "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or execution order to close.

          "CLOSING PRICE" shall mean, with respect to each share of Common Stock for any day, (i) the last reported sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case as reported on the principal national securities exchange on which such Common Stock is listed or admitted for trading or (ii) if such Common Stock is not listed or admitted for trading on any national securities exchange, the last reported sale price or, in case no such sale takes place on such day, the average of the highest reported bid and the lowest reported asked quotation for such Common Stock, in either case as reported on the Automatic Quotation System of NASDAQ or a similar service if NASDAQ is no longer reporting such information.

          "COMMON STOCK" has the meaning assigned to such term in Section 4.1.

          "CONVERSION PRICE" shall mean, with respect to each share of Series A Preferred Stock, the amount in dollars equal to the product of (i) the Liquidation Preference for such share and (ii) a fraction, the numerator of which is 1 and the denominator of which is the Applicable Rate. The Conversion Price is subject to adjustment as set forth in Section 4.3(a)(vi).

          "CURRENT MARKET PRICE" shall mean, with respect to shares of Common Stock on any date, the average of the daily Closing Prices per share of such Common Stock for the 10 consecutive trading days commencing 15 days before the day in question. If on any such date the shares of Common Stock are not listed or admitted for trading on any national securities exchange and not quoted in NASDAQ or any similar service, the Current Market Price for such shares shall be the fair market value as determined in good faith by a committee of disinterested members of the Board of Directors based on a written opinion of an independent investment banking firm of nationally recognized stature.

          "DILUTION PRICE" shall mean the amount in dollars equal to the product of (1) the Liquidation Preference for a share of Series A Preferred Stock and
(ii) a fraction, the numerator of which is 1 and the denominator of which is the Applicable Rate, subject to appropriate adjustment for events described in
Section 4.3(a)(vi)(D).

          "DIVIDEND PAYMENT DATE" shall mean the last day of each March, June, September and December, except that if any Dividend Payment Date is not a Business Day, then the next succeeding Business Day shall be the Dividend Payment Date.

          "GAAP" means generally accepted United States accounting principles in effect from time to time.

          "INITIAL PUBLIC OFFERING" shall mean the sale by the Corporation of its capital stock pursuant to a registration statement on Form S-1 or otherwise under the Securities Act.

          "ISSUE DATE" shall mean the date on which shares of Series A Preferred Stock are issued.

          "JUNIOR STOCK" shall mean, with respect to she shares of Series A Preferred Stock, any capital stock of the Corporation, including without limitation the Common Stock, ranking junior to the Series A Preferred Stock with respect to dividends, distribution in liquidation or any other preference, right or power.

          "LEGALLY AVAILABLE FUNDS" has the meaning assigned such term in
Section 4.3(a)(ii)(A).

          "LIQUIDATION PREFERENCE" shall mean, with respect to each share of Series A Preferred Stock, $6.33681.

          "NASDAQ" shall mean the National Association of Securities Dealers,
Inc.

          "PARITY STOCK" shall mean, with respect to shares of Series A Preferred Stock, any capital stock of the Corporation ranking on a parity with the Series A Preferred Stock with respect to dividends, distribution in liquidation or any other preference, right or power.

          "PERSON" shall mean any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or political subdivision thereof or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

          "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

          5. ELECTION OF DIRECTORS. Members of the Board of Directors may be elected either by written ballot or by voice vote.

          6. TERM OF DIRECTORS. The number of directors of the Corporation shall be fixed from time to time pursuant to the By-laws of the Corporation.
The directors of the Corporation shall be divided into three classes, as nearly equal in number as reasonably possible, as determined by the Board, with the initial term of office of the first class of such directors ("Class I Directors") to expire at the annual meeting of stockholders to be held in 1997, the initial term of office of the second class of such directors ("Class II Directors") to expire at the annual meeting of stockholders to be held in 1998 and the initial term of office of the third class of such directors ("Class III Directors") to expire at the annual meeting of stockholders to be held in 1999, with each class of directors to hold office until their successors have been duly elected and qualified. The initial Class I Director shall be William Laverack, Jr.; the initial Class II Directors shall be Peter M. Castleman and William N. Simon; and the initial Class III Directors shall be Ray E. Newton, III and Marsden S. Cason. At each annual meeting of stockholders, directors elected to succeed the directors whose terms expire at such annual meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders in the third year following the year of their election and until their successors have been duly elected and qualified. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain a number of directors in each class as nearly equal as reasonably possible but no decrease in the number of directors may shorten the term of any incumbent director. No director may be removed except for cause. This Section 6 may not be amended, modified or repealed except by the affirmative vote of the holders of not less than seventy-five percent (75%) of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes hereof as a single class.

          In the event that the holders of any class or series of stock of the Corporation shall be entitled, voting separately as a class, to elect any directors of the Corporation, then the number of directors that may be elected by such holders shall be in addition to the number fixed pursuant to the By-laws and, except as otherwise expressly provided in the terms of such class or series, the terms of the directors elected by such holders shall expire at the annual meeting of stockholders next succeeding their election without regard to the classification of the remaining directors.

          7.   ACTION BY STOCKHOLDERS.  Notwithstanding the provisions of section 228 of the General Corporation Law, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders. Except as otherwise required by law and subject to the rights under Section 4 hereof of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Corporation may be called only by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 75% of the aggregate voting power of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Section 7.

          8. LIMITATION OF LIABILITY. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under section 174 of the General Corporation Law or (d) for any transaction from which the director derived any improper personal benefits.

          Any repeal or modification of the foregoing provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

          9.   INDEMNIFICATION.

               9.1 To the extent not prohibited by law, the Corporation shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a "Proceeding"), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Corporation, or, at the request of the Corporation, is or was serving as a director or officer of any other corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise (an "Other Entity"), against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees, disbursements and other charges). Persons who are not directors or officers of the Corporation (or otherwise entitled to indemnification pursuant to the preceding sentence) may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board at any time specifies that such persons are entitled to the benefits of this Section 9.

               9.2 The Corporation shall, from time to time, reimburse or advance to any director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; PROVIDED, HOWEVER, that, if required by the General Corporation Law, such expenses incurred by or on behalf of any director or officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such director or officer (or other person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other person is not entitled to be indemnified for such expenses.

               9.3 The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 9 shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Certificate of Incorporation, the By-laws, any agreement, any vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

               9.4 The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 9 shall continue as to a person who has ceased to be a director or officer (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

               9.5 The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section 9, the By-laws or under section 145 of the General Corporation Law or any other provision of law.

               9.6 The provisions of this Section 9 shall be a contract between the Corporation, on the one hand, and each director and officer who serves in such capacity at any time while this Section 9 is in effect and any other person entitled to indemnification hereunder, on the other hand, pursuant to which the Corporation and each such director, officer, or other person intend to be, and shall be, legally bound. No repeal or modification of this Section 9 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

               9.7 The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 9 shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses reasonably incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

               9.8 Any director or officer of the Corporation serving in any capacity of (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (b) any employee benefit plan of the Corporation or any corporation referred to in clause (a) shall be deemed to be doing so at the request of the Corporation.

               9.9 Any person entitled to be indemnified or to reimbursement or advancement of expenses as a matter of right pursuant to this Section 8 may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; PROVIDED, HOWEVER, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

          10. ADOPTION, AMENDMENT AND/OR REPEAL OF BY-LAWS. The Board may from time to time adopt, amend or repeal the By-laws of the Corporation; PROVIDED, HOWEVER, that any By-laws adopted or amended by the Board may be amended or repealed, and any By-laws may be adopted, by the stockholders of the Corporation by vote of a majority of the holders of shares of stock of the Corporation entitled to vote in the election of Directors of the Corporation voting together as a single class.

          WITNESS the signature of this Certificate this 8th day of July, 1996.

                                   The North Face, Inc.


                                   By:    /s/ Marsden S. Cason
                                      --------------------------------
                                      Name:  Marsden S. Cason
                                      Title:  Chief Executive Officer
Attest:


By:    /s/ Roxanna Prahser
   -------------------------------
   Name:  Roxanna Prahser
   Title:  Secretary